UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

MONTPELIER RE HOLDINGS LTD.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

G62185106

(CUSIP Number)

August 9, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G62185106	13G	Page 2 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charlesbank Capital Partners, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,125,000
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 5,125,000
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,125,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. G62185106	13G	Page 3 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charlesbank Equity Fund VII GP, Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,125,000
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 5,125,000
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,125,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G62185106	13G	Page 4 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CB Offshore Equity Fund VII GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 877,110
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 877,110
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,125,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. G62185106	13G	Page 5 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charlesbank Equity Fund VII, Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,778,965
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 3,778,965
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,125,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G62185106	13G	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CB Offshore Equity Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 877,110
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 877,110
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,125,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G62185106	13G	Page 7 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CB Parallel Fund VII, Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 376,442
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 376,442
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,125,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G62185106	13G	Page 8 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charlesbank Equity Coinvestment Fund VII, Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 92,483
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 92,483
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,125,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G62185106	13G	Page 9 of 19 Pages

Item 1	(a).	Name of Issuer:

Montpelier Re Holdings Ltd. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares (the “Shares”) of common stock (“Common Stock”) of the Issuer directly owned by Charlesbank Equity Fund VII, Limited Partnership (“CB VII”), CB Offshore Equity Fund VII, L.P. (“CB Offshore”), CB Parallel Fund VII, Limited Partnership (“CB Parallel”) and Charlesbank Equity Coinvestment Fund VII, Limited Partnership (“CB Coinvest” and, together with CB VII, CB Offshore, CB Parallel, and CB Coinvest, the “Funds”).

(a) Charlesbank Capital Partners, LLC (“Charlesbank”), the investment manager for each of the Funds;

(b)        Charlesbank Equity Fund VII GP, Limited Partnership (“CB GP”); the general partner of CB VII, CB Parallel and CB Coinvest and the sole member of CB Offshore Equity Fund VII GP, LLC (“CB Offshore GP”)

(c) CB Offshore Equity Fund VII GP, LLC, the general partner of CB Offshore;

(d) CB VII, which directly owns 3,778,965 Shares;

(e) CB Offshore, which directly owns 877,110 Shares;

(f) CB Parallel, which directly owns 376,442 Shares; and

(g) CB Coinvest, which directly owns 92,483 Shares.

Charlesbank, CB GP, CG Offshore GP, CB VII, CB Offshore, CB Parallel and CB Coinvest are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons:

c/o Charlesbank Capital Partners LLC John Hancock Tower 200 Clarendon Street, 54th Floor Boston, Massachusetts 02116

Item 2	(c).	Citizenship:

Charlesbank — Massachusetts CB GP – Massachusetts CB Offshore GP – Massachusetts CB VII — Massachusetts CB Offshore — Cayman Islands

CUSIP No. G62185106	13G	Page 10 of 19 Pages

CB Parallel — Massachusetts CB Coinvest — Massachusetts

Item 2	(d).	Title of Class of Securities:

Common Stock, par value of 1/6 cent per share (the “Common Stock”)

Item 2	(e).	CUSIP Number:

G62185106

Item 3.		Not Applicable.

Item 4.	Ownership.

For Charlesbank:

	(a)	Amount beneficially owned:

5,125,000 shares of Common Stock

	(b)	Percent of class:

8.3%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote:

5,125,000

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

5,125,000

		(iv)	Shared power to dispose or to direct the disposition of:

—0—

For CB GP:

	(a)	Amount beneficially owned:

5,125,000 shares of Common Stock

	(b)	Percent of class:

8.3%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote:

5,125,000

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

5,125,000

		(iv)	Shared power to dispose or to direct the disposition of:

—0—

For CB Offshore GP:

(a)	Amount beneficially owned:

5,125,000 shares of Common Stock

CUSIP No. G62185106	13G	Page 11 of 19 Pages

(b)	Percent of class:

8.3%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

877,110

	(ii)	Shared power to vote or to direct the vote:

—0—

	(iii)	Sole power to dispose or to direct the disposition of:

877,110

	(iv)	Shared power to dispose or to direct the disposition of:

—0—

For CB VII:

(a)	Amount beneficially owned:

5,125,000 shares of Common Stock

(b)	Percent of class:

8.3%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

3,778,965

	(ii)	Shared power to vote or to direct the vote:

—0—

	(iii)	Sole power to dispose or to direct the disposition of:

3,778,965

	(iv)	Shared power to dispose or to direct the disposition of:

—0—

For CB Offshore:

(a)	Amount beneficially owned:

5,125,000 shares of Common Stock

(b)	Percent of class:

8.3%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

877,110

	(ii)	Shared power to vote or to direct the vote:

—0—

	(iii)	Sole power to dispose or to direct the disposition of:

877,110

	(iv)	Shared power to dispose or to direct the disposition of:

—0—

For CB Parallel:

(a)	Amount beneficially owned:

5,125,000 shares of Common Stock

(b)	Percent of class:

8.3%

(c)	Number of shares as to which such person has:

CUSIP No. G62185106	13G	Page 12 of 19 Pages

		(i)	Sole power to vote or to direct the vote:

376,442

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

376,442

		(iv)	Shared power to dispose or to direct the disposition of:

—0—

For CB Coinvest:

	(a)	Amount beneficially owned:

5,125,000 shares of Common Stock

	(b)	Percent of class:

8.3%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote:

92,483

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

92,483

		(iv)	Shared power to dispose or to direct the disposition of:

—0—

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The shares of Common Stock beneficially owned by Charlesbank and CB GP are directly owned by the Funds. The shares of Common Stock beneficially owned by CB Offshore GP are directly owned by CB Offshore. Charlesbank and CB GP have the power to direct the dividends from or the proceeds of the sale of the Shares owned by the Funds. CB Offshore GP has the power to direct dividends from or the proceeds of the sale of the Shares owned by CB Offshore.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2 attached hereto. Each Reporting Person disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other Reporting Persons.

Item 9.	Notice of Dissolution of Group.

Not applicable.

CUSIP No. G62185106	13G	Page 13 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G62185106	13G	Page 14 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 19, 2011

CHARLESBANK CAPITAL PARTNERS, LLC

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CHARLESBANK EQUITY FUND VII GP, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CB OFFSHORE EQUITY FUND VII GP, LLC

By:	Charlesbank Equity Fund VII GP, Limited Partnership, its Sole Member

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Equity Fund VII GP, Limited Partnership, its General Partner

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CB OFFSHORE EQUITY FUND VII, L.P.

By:	CB Offshore Equity Fund VII GP, LLC, its

CUSIP No. G62185106	13G	Page 15 of 19 Pages

General Partner

By:	Charlesbank Equity Fund VII GP, Limited Partnership, its Sole Member

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CB PARALLEL FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Equity Parallel Fund VII GP, Limited Partnership, its General Partner

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Equity Coinvestment Fund VI GP, Limited Partnership, its General Partner

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CUSIP No. G62185106	13G	Page 16 of 19 Pages

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended

Exhibit 2.	List of Members of Group

CUSIP No. G62185106	13G	Page 17 of 19 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: August 19, 2011

CHARLESBANK CAPITAL PARTNERS, LLC

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CHARLESBANK EQUITY FUND VII GP, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CB OFFSHORE EQUITY FUND VII GP, LLC

By:	Charlesbank Equity Fund VII GP, Limited Partnership, its Sole Member

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Equity Fund VII GP, Limited Partnership, its General Partner

By:	Charlesbank Capital Partners, LLC, its General Partner

CUSIP No. G62185106	13G	Page 18 of 19 Pages

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CB OFFSHORE EQUITY FUND VII, L.P.

By:	CB Offshore Equity Fund VII GP, LLC, its General Partner

By:	Charlesbank Equity Fund VII GP, Limited Partnership, its Sole Member

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CB PARALLEL FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Equity Parallel Fund VII GP, Limited Partnership, its General Partner

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Equity Coinvestment Fund VI GP, Limited Partnership, its General Partner

By:	Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: Senior Vice President and General Counsel

CUSIP No. G62185106	13G	Page 19 of 19 Pages

Exhibit 2

Members of Group

Charlesbank Capital Partners, LLC

Charlesbank Equity Fund VII GP, Limited Partnership

CB Offshore Equity Fund VII GP, LLC

Charlesbank Equity Fund VII, Limited Partnership

CB Offshore Equity Fund VII, L.P.

CB Parallel Fund VII, Limited Partnership

Charlesbank Equity Coinvestment Fund VII, Limited Partnership